As filed with the Securities and Exchange Commission on May 16, 2019

Registration Statement No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MELINTA THERAPEUTICS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	45-4440364
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

44 Whippany Road

Morristown, NJ 07960

(Address of Principal Executive Offices)

Melinta Therapeutics, Inc. 2018 Stock Incentive Plan

Employment Inducement Stock Option Grant for Timothy Simon

Employment Inducement Restricted Stock Unit Grant for Timothy Simon

(Full title of the plans)

John H. Johnson

Chief Executive Officer

Melinta Therapeutics, Inc.

44 Whippany Road

Morristown, NJ 07960

(908) 617-1309

(Name, address and telephone number,

including area code, of agent for service)

Copy to:

Sean M. Ewen, Esq.

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, New York 10019

(212) 728-8000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered(1)	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $0.001 per share	1,871,028(2)(5)	$3.24(6)	$6,062,130.72(6)	$734.73
Common Stock, par value $0.001 per share	60,000(3)(5)	$4.25(7)	$255,000.00(7)	$30.91
Common Stock, par value $0.001 per share	40,000(4)(5)	$3.24(6)	$129,600.00(6)	$15.71

(1)

All amounts reported in this Registration Statement reflect the one-for-five reverse stock split of the common stock of Melinta Therapeutics, Inc. (the “Company”), par value $0.001 per share (the “Common Stock”), that was effected on February 22, 2019.

(2)

Represents (i) 448,162 shares of Common Stock that were added to the shares reserved under the Company’s 2018 Stock Incentive Plan (as amended and restated, the “Plan”) on January 1, 2019, pursuant to an “evergreen” provision contained in the Plan; (ii) 1,000,000 shares of Common Stock that were added to the shares reserved under the Plan on February 19, 2019, pursuant to the amendment and restatement of the Plan approved by the Company’s stockholders on such date (including 400,000 shares of Common Stock that were reserved specifically for issuance to the Chief Executive Officer of the Company, John H. Johnson (“Johnson”)); and (iii) 422,866 shares of Common Stock representing shares that may become available for issuance under the Plan and shares that have become available for issuance under the Plan as of May 1, 2019, in each case, as a result of awards that are or were outstanding under the Company’s 2011 Equity Incentive Plan, as amended and restated, that may expire or have expired or may be or have been canceled, forfeited, settled in cash or otherwise terminated without delivery to the grantee of the full number of shares to which the awards relate or related. If any of the 400,000 shares of Common Stock specifically reserved for Johnson are forfeited by Johnson, such forfeited shares shall no longer be reserved and available for issuance under the Plan, and the total number of shares reserved and available for issuance under the Plan shall be reduced accordingly.

(3)

Represents the maximum number of shares of Common Stock issuable pursuant to the option inducement grant made to the Chief Commercial Officer of the Company, Timothy Simon (“Simon”), in accordance with the provisions set forth in that certain offer letter by and between the Company and Simon, dated January 22, 2019 (the “Offer Letter”) and the inducement grant exception under NASDAQ Listing Rule 5635(c)(4).

(4)

Represents the maximum number of shares of Common Stock issuable pursuant to the restricted stock unit inducement grant made to Simon, in accordance with the Offer Letter and the inducement grant exception under NASDAQ Listing Rule 5635(c)(4).

(5)

In addition, pursuant to Rule 416(c) under the Securities Act of 1933 (the “Securities Act”), this Registration Statement also covers an indeterminable number of additional shares of Common Stock that may become issuable as a result of any future stock splits, stock dividends or similar adjustments of the outstanding Common Stock.

(6)

Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act, based on the average of the high and low sales prices of Common Stock as reported on the NASDAQ Global Market on May 13, 2019.

(7)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act, based upon the exercise price of the options outstanding under the employment inducement grant to Simon.

EXPLANATORY NOTE

This Registration Statement on Form S-8 is filed by Melinta Therapeutics, Inc. (the “Company”) to register (i) 1,871,028 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), which may be issued pursuant to, and in accordance with the terms and conditions of, the Company’s 2018 Stock Incentive Plan (as amended and restated, the “Plan”), and (ii) 100,000 shares of Common Stock, which may be issued pursuant to the option and restricted stock unit inducement grants made to the Chief Commercial Officer of the Company, Timothy Simon, in accordance with the provisions set forth in the certain offer letter by and between the Company and Timothy Simon, dated January 22, 2019, and the inducement grant exception under NASDAQ Listing Rule 5635(c)(4), in each case, as adjusted to reflect the one-for-five reverse stock split that was effected on February 22, 2019. The shares registered for issuance pursuant to the Plan consist of (i) 448,162 shares of Common Stock that were added to the shares reserved under the Plan on January 1, 2019, pursuant to an “evergreen” provision contained in the Plan; (ii) 1,000,000 shares of Common Stock that were added to the shares reserved under the Plan on February 19, 2019, pursuant to the amendment and restatement of the Plan approved by the Company’s stockholders on such date (including 400,000 shares of Common Stock that were reserved specifically for issuance to the Chief Executive Officer of the Company, John H. Johnson (“Johnson”)); and (iii) 422,866 shares of Common Stock representing shares that may become available for issuance under the Plan and shares that have become available for issuance under the Plan as of May 1, 2019, in each case, as a result of awards that are or were outstanding under the Company’s 2011 Equity Incentive Plan, as amended and restated, that may expire or have expired or may be or have been canceled, forfeited, settled in cash or otherwise terminated without delivery to the grantee of the full number of shares to which the awards relate or related. Pursuant to the “evergreen” provision in the Plan, on January 1st of each year through January 1, 2021, the number of shares of Common Stock reserved for issuance under the Plan is automatically increased by an amount equal to the lesser of: (i) 4% of the total number of shares of Common Stock outstanding on December 31st of the preceding fiscal year, and (ii) such lesser number of shares of Common Stock determined by the compensation committee of the Company’s board of directors. In addition, if any of the 400,000 shares of Common Stock specifically reserved for Johnson are forfeited by Johnson, such forfeited shares shall no longer be reserved and available for issuance under the Plan, and the total number of shares reserved and available for issuance under the Plan shall be reduced accordingly.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information required in Part I of this Registration Statement have been or will be sent or given to the participating employee as specified in Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”), in accordance with the rules and regulations of the United States Securities and Exchange Commission (the “Commission”). Such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents By Reference

The following documents heretofore filed by the Company with the Commission are incorporated herein by reference:

(a)	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, filed with the Commission on March 14, 2019;

(b)	The Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2019, filed with the Commission on May 10, 2019;

(c)	The Company’s Current Reports on Form 8-K or portions thereof, filed with the Commission on January 3, 2019, January 16, 2019, February 21, 2019, and February 25, 2019; and

(d)

The description of the Company’s common stock contained in the registration statement on Form 8-A (File No. 333-177261) filed with the Commission on January 24, 2012, including any amendment or report filed for the purpose of updating such description.

In addition, all documents, reports and definitive proxy or information statements filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all the securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of the filing of such documents with the Commission; provided, however, that documents, reports and definitive proxy or information statements, or portions thereof, which are “furnished” and not “filed” in accordance with the rules of the Commission shall not be deemed incorporated by reference into this Registration Statement unless the Company expressly provides to the contrary that such document or information is incorporated by reference into this Registration Statement.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein (or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded.

Item 4.	Description of Securities

Not applicable.

Item 5.	Interests of Named Experts and Counsel

Not applicable.

Item 6.	Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law (the “DGCL”) provides, in effect, that any person made a party to any action by reason of the fact that he is or was a director, officer, employee or agent of the Company may and, in certain cases, must be indemnified by the Company against, in the case of a non-derivative action, judgments, fines, amounts paid in settlement and reasonable expenses (including attorneys’ fees) incurred by him as a result of such action, and in the case of a derivative action, against expenses (including attorneys’ fees), if in either type of action he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company. This indemnification does not apply, in a derivative action, to matters as to which it is adjudged that the director, officer, employee or agent is liable to the Company, unless upon court order it is determined that, despite such adjudication of liability, but in view of all the circumstances of the case, he is fairly and reasonably entitled to indemnity for expenses, and, in a non-derivative action, to any criminal proceeding in which such person had reasonable cause to believe his conduct was unlawful.

Section 145 of the DGCL (“Section 145”) also gives a corporation power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper. Section 145 further provides that, to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any such action, suit or proceeding, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

Section 145 also authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by him in any such capacity, arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.

The Company’s certificate of incorporation provides that no director of the Company shall be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by the DGCL.

The Company’s certificate of incorporation also provides that the Company has the power to indemnify to the fullest extent permitted by Delaware law any and all of its current and former directors, officers, employees or agents, or any person who may have served at the Company’s request as a director, officer, employee or agent of another corporation, partnership, joint venture, employee benefit plan, trust or other enterprise.

All of the Company’s directors and officers are covered by insurance policies maintained by the Company against certain liabilities for actions taken in their capacities as such, including liabilities under the Securities Act.

The foregoing summaries are qualified in their entirety by reference to the terms and provisions of such arrangements.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits

Incorporated by Reference
Exhibit No.	Description	Form	Exhibit	Filing Date	Filed Herewith

5.1	Opinion of Willkie Farr & Gallagher LLP				X

23.1	Consent of Willkie Farr & Gallagher LLP (included in Exhibit 5.1 hereto)				X

23.2	Consent of Deloitte & Touche LLP, independent registered public accounting firm				X

24.1	Power of Attorney (included on the signature page of this Registration Statement)				X

99.1	Employment Inducement Stock Option Grant Agreement with Timothy Simon				X

99.2	Employment Inducement Restricted Stock Unit Award Agreement with Timothy Simon				X

99.3	Melinta Therapeutics, Inc. 2018 Stock Incentive Plan	10-Q	10.2	March 10, 2019

Item 9.	Undertakings

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof), which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)

to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with, or furnished to, the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

[THE NEXT PAGE IS THE SIGNATURE PAGE]

SIGNATURES

Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Morristown, State of New Jersey, on the 16th day of May, 2019.

MELINTA THERAPEUTICS, INC.

By:	/s/ John H. Johnson
John H. Johnson
Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned officers and directors of Melinta Therapeutics, Inc., do hereby constitute and appoint John H. Johnson and Peter J. Milligan, or either of them, our true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing as are necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date

/s/ John H. Johnson	John H. Johnson Chief Executive Officer and Director (Principal Executive Officer)	May 16, 2019

/s/ Peter J. Milligan	Peter J. Milligan Executive Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	May 16, 2019

/s/ Kevin T. Ferro	Kevin T. Ferro Chairman of the Board	May 16, 2019

/s/ Bruce L. Downey	Bruce L. Downey Director	May 16, 2019

/s/ James J. Galeota, Jr.	James J. Galeota, Jr. Director	May 16, 2019

/s/ David Gill	David Gill Director	May 16, 2019

/s/ Thomas P. Koestler	Thomas P. Koestler Director	May 16, 2019

/s/ Garheng Kong	Garheng Kong Director	May 16, 2019

/s/ David Zaccardelli	David Zaccardelli Director	May 16, 2019